EXHIBIT 10.1
Confidential Treatment Requested.
Confidential portions of this document have
been redacted and have been separately filed
with the Commission

ADVISORY AGREEMENT
     THIS ADVISORY AGREEMENT (“Agreement”) is made and entered as of the 1st day of April, 2009 (the “Effective Date”), by and between CAPSTEAD MORTGAGE CORPORATION, a Maryland corporation (the "Company”), and ANTHONY R. PAGE, an individual resident of the State of Texas (“Advisor”). For purposes of this Agreement, the Company shall include itself, its predecessors, successors, affiliates, partial affiliates, shareholders, officers, directors, agents, representatives, and employees, all individually and in their official capacities.
     WHEREAS, the Company currently owns the following commercial real estate notes (collectively, the “CRE Notes”):

•	Four Seasons-Nevis, Series C & D Notes (“C/D Notes”)	$19,600,000
•	Four Seasons-Nevis, Series E Note (“E Note")	18,840,000
•	INCAP subordinate loan (“INCAP Note")	5,080,000

		$43,520,000

     WHEREAS, the Company desires to retain Advisor as an independent contractor to provide the services described on Exhibit A (the “Services”) to the Company; and
     WHEREAS, Advisor desires to be retained by the Company upon the terms set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises, undertakings, and other considerations recited herein, the Company and Advisor hereby agree as follows:
     1. Term of Agreement. This Agreement is effective on the Effective Date and will continue in effect until September 30, 2009, unless terminated earlier in accordance with the terms hereof (the "Initial Termination Date”); provided, however, that this Agreement shall be automatically extended for one additional calendar month on the Initial Termination Date and at the end of each subsequent calendar month following the Initial Termination Date, unless either the Company or the Advisor elect not to extend the term of this Agreement by notifying the other party in writing of such election not less than thirty (30) days prior to the expiration of the then current term.
     2. Services to be Performed by Advisor.
          2.1 Services. The Company hereby retains Advisor to perform the Services as an independent contractor. Except as set forth in this Agreement or otherwise directed by the Company, Advisor shall supervise the performance of the Services and shall have control of the manner and means by which the Services are performed. Notwithstanding the foregoing, the Company retains sole authority to make any and all decisions regarding the CRE Notes, and the Advisor acknowledges that certain of his rights provided for in this Agreement, including payments related to incentive compensation amounts may be limited or reduced as a result of the Company exercising its authority to make decisions regarding the CRE Notes, either individually or collectively.

          2.2 Independent Contractor Status
          (a) Advisor represents and warrants that Advisor is and shall be an independent contractor and not an employee, agent, partner, joint venturer, covenantor, or representative of the Company and that the Company will not incur any liability as the result of Advisor’s actions or inactions. The Advisor shall only have the rights, authority or power granted pursuant to this Agreement.
          (b) Except as otherwise set forth in the Separation and Contractual Confidentiality Agreement between Advisor and the Company, dated March 31, 2009, which provides for payment of certain health, life and disability insurance coverage for a limited time following Advisor’s separation of employment from the Company, Advisor agrees that he is not entitled to the rights or benefits afforded to the Company’s employees, including disability or unemployment insurance, workers’ compensation, medical insurance, paid vacation, sick leave or any other employment benefit.
          (c) Advisor shall be responsible for, and pay when due, all local, municipal, state, provincial, federal and foreign income, sales, use, excise, personal property taxes, duties, and all other governmental fees, taxes or other governmental charges applicable to the Services. Compensation paid by the Company for Services, as set forth in Section 3 hereof, shall be considered full payment for Services rendered. The Company may withhold from any amounts payable under this Agreement such amounts as shall be required to be withheld pursuant to any applicable law or regulation.
          (d) Advisor acknowledges that he shall be responsible for ensuring that the Services are rendered under this Agreement. The Services hereunder must be performed by Advisor and may not be subcontracted or performed by another party, except as authorized in writing by the Company.
          2.3 Non-Exclusivity. The Company expressly reserves the right to contract with others for the purchase of services and deliverables comparable or identical to the Services, and provided that the Agreement has not terminated, the Company’s purchase of other services will not change either party’s rights or obligations pursuant to this Agreement.
     3. Obligations and Agreements of the Company.
          3.1 Compensation. In exchange for providing the Services, Advisor shall receive the following compensation:
          (a) Base Retainer. Advisor will be entitled to receive a monthly payment in the amount of $30,000 (Thirty Thousand U. S. Dollars) (the “Base Retainer”), payable at the end of each calendar month during the term of this Agreement. For any partial month, the Base Retainer amount shall be prorated based on the ratio of the number of business days worked during the month divided by the actual number of business days for the month.
          (b) Payment on Initial Termination Date. On the Initial Termination Date, Advisor will be entitled to receive a lump sum payment of $140,000 (One Hundred Forty Thousand U. S. Dollars).

          (c) Nevis Incentive.
     (i) If [Confidential material redacted and filed separately with the Commission], Advisor shall be entitled to receive a lump sum payment equal to one percent (1.0%) of the outstanding principal balance of the C/D Notes, if any, and the E Note, if any, held by the Company at the time of [Confidential material redacted and filed separately with the Commission]. Any such payment will be paid within 45 (Forty-Five) calendar days following the Company’s receipt of notice from the Servicer of such acknowledgement.
     (ii) Additionally, unless the Advisor terminates this Agreement, the Advisor will be entitled to receive an additional contingency payment, the amount of which will be dependent upon recovery of the Nevis Investment by the Company. Any such contingency payment will be paid within 45 (Forty-Five) calendar days following receipt of an aggregate principal amount sufficient to trigger a contingency payment and such contingency payment amount shall be calculated as follows:
     (A) If the aggregate amount of principal received by the Company, after receipt of all interest due pursuant to the terms of the related loan documents in effect on the date hereof, is at least $[Confidential material redacted and filed separately with the Commission] million, but less than $[Confidential material redacted and filed separately with the Commission] million, the contingent payment shall be equal to 25 basis points (0.250%) of the aggregate principal balance received, less any amounts previously received pursuant to this Section 3.1(c)(ii);
     (B) If the aggregate amount of principal received by the Company, after receipt of all interest due pursuant to the terms of the related loan documents in effect on the date hereof, is at least $[Confidential material redacted and filed separately with the Commission] million, but less than $[Confidential material redacted and filed separately with the Commission] million, the contingent payment shall be equal to 37.5 basis points (0.375%) of the aggregate principal balance received, less any amounts previously received pursuant to this Section 3.1(c)(ii); and
     (C) If the aggregate amount of principal received by the Company, after receipt of all interest due pursuant to the terms of the related loan documents in effect on the date hereof, is $[Confidential material redacted and filed separately with the Commission] million or greater, the contingent payment shall be equal to 50 basis points (0.500%) of the aggregate principal balance received, less any amounts previously received pursuant to this Section 3.1(c)(ii).
     If the aggregate amount of principal received by the Company, after receipt of all interest due pursuant to the terms of the related loan documents in effect on the date hereof, is less than $[Confidential material redacted and filed separately with the Commission] million, no contingency payment shall be due to Advisor under this Section 3.1(c)(ii). If Advisor terminates this Agreement, no contingency payment shall be due to Advisor.
          (d) INCAP Incentive. After receipt by the Company of all advances on the INCAP Note subsequent to December 31, 2008, Advisor will be entitled to receive a contingent payment equal to three percent (3.0%) of the principal and interest recovered from the sale or disposition of the underlying collateral for the INCAP Note at any time on or prior to the 90th day following the termination of this Agreement, provided that the aggregate of all such contingent payments shall not exceed $152,400 (One Hundred Fifty Two Thousand Four Hundred U.S. Dollars). Any such INCAP incentive payments will be aggregated and paid within 30 (Thirty) calendar days following the end of the calendar month in which such recovery was received.
          (e) Expenses. Advisor shall be entitled to receive from the Company reimbursement for reasonable business-related expenses during the term of this Agreement, provided that any such expenses incurred by Advisor in excess of $2,500 are approved in advance by the chief executive officer or the chief financial officer of the Company.
          3.2 Indemnification. The Company agrees to indemnify Advisor from, save and hold Advisor harmless from and against and covenants to defend the Advisor against, any and all losses, damages, claims, costs, penalties, liabilities and expenses, including court costs and attorneys’ fees, howsoever directly arising from or incurred because of, and incident to Advisor’s performance of the Services, except with respect to any matter as to which Advisor shall have been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interests of Capstead and furthermore, in the case of any criminal proceeding, so long as he had no reasonable cause to believe that the conduct was unlawful.
     Capstead shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought under this Section 3.2 if Capstead receives a written affirmation of Advisor’s good faith belief that the standard of conduct necessary for indemnification has been met.
          3.3 Litigation Cooperation Fee. After the termination of this Agreement, Advisor agrees to cooperate fully with the Company in connection with the defense or prosecution of any claims, causes of action, investigations, hearings, proceedings, arbitrations or other tribunals now in existence or which may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Advisor was employed by the Company or during the term of this Agreement. Advisor’s full cooperation in connection with this paragraph shall include, without limitation, making himself available to meet with counsel to prepare for discovery or trial, to act as a witness on behalf of the Company, and to provide true and accurate testimony regarding any such matters. If Advisor is subpoenaed or contacted to cooperate in any manner by a nongovernmental party concerning any matter related to the Company, he shall immediately notify the Company, before responding or cooperating. Advisor shall be compensated for such services at a rate of $3,000 per day or $1,500 per half-day plus reimbursement of all out-of-pocket expenses.

     4. Obligations and Agreements of Advisor.
          4.1 Payment of Income Taxes. Pursuant to Section 2.2(c), Advisor acknowledges and agrees that the Company is not responsible for the payment of any applicable taxes that may be necessary for Advisor to comply with foreign, federal, state, and local requirements.
          4.2 Satisfactory Performance of Services. Advisor represents and warrants that he will perform the Services in a professional, diligent and workmanlike manner and in compliance with all applicable foreign, federal, state and local laws and regulations and Company policies and procedures. The Company shall have the right to terminate this Agreement with 30 (thirty) days’ notice of Advisor’s gross negligence or willful misconduct. Upon such termination, any and all rights to the compensation set forth in Section 3 hereof, including the Nevis and INCAP incentive amounts shall lapse.
          4.3 Indemnification. Advisor agrees to indemnify the Company from, save and hold the Company harmless from and against, and covenants to defend the Company against, any and all losses, damages, claims, costs, penalties, liabilities and expenses, including court costs and attorneys’ fees, howsoever directly arising from or incurred because of, and incident to (i) the payment of any withholding taxes or social security taxes, based upon or arising out of Advisor’s association with the Company and (ii) any breach by Advisor of this Agreement or any other agreement with the Company. Advisor shall defend, indemnify, and hold harmless the Company from and against any and all damages, costs, liability, and expense whatsoever (including attorneys’ fees and related disbursements) incurred by reason of any breach by Advisor of any representation, warranty, or covenant under this Agreement.
          4.4 Conflict of Interest. Advisor represents and warrants at the date of this Agreement that there are no conflicts of interest or activities in which he is otherwise engaged which could limit his satisfactory performance of Services as required by Section 4.2. Further, the Advisor represents and warrants that if a conflict arises during the term of this Agreement which could limit his satisfactory performance of Services that Advisor will immediately notify the Company of such conflict, in which case the Company shall have the right to terminate this Agreement, if Advisor is unable to cure the conflict within 30 (thirty) days.
          4.5 Confidentiality. Advisor acknowledges that in the course of performing the Services that he may possess proprietary, non-public information regarding the Company’s commercial real estate investments and that the Company has a vital interest in protecting such information and property, and Advisor agrees that he will not, directly or indirectly, disclose, use, make available, or interfere with or release any claim the Company may have to the CRE Notes. Advisor agrees that the Company, in its sole and unlimited right, will determine when and if any such non-public information is to be publicly disclosed.
          4.6 Confidential Information. Upon termination of the Agreement, Advisor will return to the Company all property belonging to the Company including all confidential, proprietary, non-public financial or asset specific information, including, but not limited to, monthly accounting reports, weekly position reports, portfolio or asset analysis, materials presented to the Company’s board of directors or its committees and access to all files; documents, notes, correspondence, and other papers, all of which are the exclusive property and valuable assets of the Company, which has a vital interest in and desire to protect such information and property from disclosure; and that Advisor has not and will not, directly or indirectly, disclose, use, make available, or interfere with and that Advisor releases any claim he may have to, the Company’s proprietary information, confidential information, computer information and other restricted information learned during the term of the Agreement and that Advisor has not and will not make a copy of any Company property; and that if Advisor should find himself in possession of any property of the Company, Advisor will return such property to the Company immediately. Advisor agrees that he has read and will abide by the terms of all policies of and agreements he has signed with the Company, including those concerning non-solicitation, and non-disclosure or use of proprietary or confidential information. Advisor also agrees not to challenge the enforceability of the policies of the Company and of the agreements he has signed.
     5. Miscellaneous Provisions.
          5.1 Notices. Unless provided otherwise by this Agreement, any notices required to be given under this Agreement by either party to the other may be effected by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices must be addressed to the parties at the addresses appearing at the end of this Agreement, but each party may change the address by giving written notice in accordance with this paragraph. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of the day of receipt or the fifth day after mailing, whichever occurs first.
          5.2 Choice of Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas, without reference to the choice of law principles thereof.
          5.3 Entire Agreement. This Agreement, including the attached exhibits, contains the entire agreement of the Company and Advisor with respect to the subject matter hereof at the date of its execution.
          5.4 Waiver. No provision of this Agreement may be waived, except by an agreement in writing signed by the waiving party. A waiver of any term or provision in this Agreement will not be construed as a waiver of any other term or provision.
          5.5 Waiver of Breach. Waiver by any party of a breach of this Agreement by the other party shall not operate or be construed as a waiver of a continuance of that breach or any subsequent breach.
          5.6 Injunctive Relief. In the event Advisor breaches, or threatens to breach, any of the covenants expressed herein, the damages to the Company will be great and irreparable and difficult to quantify; therefore, the Company may apply to a court of competent jurisdiction for injunctive or other equitable relief to restrain such breach or threat of breach, without posting bond and without disentitling the Company from any other relief in either law or equity.

          5.7 Attorney Fees. If either the Company or Advisor brings any action to enforce their respective rights hereunder, the prevailing party in any such action shall be entitled to recover its reasonable attorney’s fees and costs incurred in connection with such action.
          5.8 Construction. Unless otherwise clearly implied by the context of their use, the number of all words herein shall include the singular and plural; the term “or” shall have its inclusive meaning, thus encompassing each connected term individually, in any and every combination, and in both such senses; the term “and” shall have its meaning encompassing the connected terms both jointly and severally; and the term “including” or a similar term shall mean including without limitation. All references to “herein,” “hereof,” “hereunder” and words of similar import shall be references to the entire Agreement and not just the section or subsection in which such words appear, unless otherwise specified. The use of headings, sections and subsections in this Agreement is for convenience only and shall not affect the construction or interpretation of this Agreement.
          5.9 Amendment. No alteration, modification, amendment, or other change of this Agreement shall be binding on the parties unless in writing, approved and executed by Advisor and an authorized executive officer of the Company.
          5.10 Time. Time is of the essence in the performance of Advisor’s duties under this Agreement.
          5.11 No Third-Party Beneficiary. Nothing in this Agreement shall be deemed to grant rights to any third-party beneficiary or similar rights to any person not a signatory to, or contemplated by, this Agreement.
          5.12 Assignment. Advisor may not assign, transfer or delegate any of Advisor’s duties or obligations under this Agreement, and Advisor may not assign or transfer any of Advisor’s rights hereunder without the written consent of the Company. Any attempt to make an unpermitted assignment, transfer or delegation shall be void and of no force or effect.
          5.13 Successors and Assigns. This Agreement is intended to inure to the benefit of and be binding upon the heirs and personal representatives of Advisor and the successors and assigns of the Company, including the surviving entity of any merger, consolidation, share exchange or combination of the Company with any other entity.
          5.14 Counterparts. This Agreement or any amendment hereto may be executed in counterparts, each of which when executed and delivered shall be deemed an original and all of which counterparts taken together shall constitute but one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts provided that the counterpart produced bears the signature of the party sought to be bound.
          5.15 Invalidity. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, and if any provision of this Agreement will be or becomes prohibited or invalid in whole or in part for any reason whatsoever, that provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating or impairing the remaining portion of that provision, any other provision of this Agreement, or this Agreement itself, the parties intending that if any such term, clause, or provision were held to be invalid prior to the execution hereof, they would have executed an agreement containing all the remaining terms, clauses, and provisions of this Agreement.
(Signature page follows)

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the day and year first above written.

COMPANY:

CAPSTEAD MORTGAGE CORPORATION

By:	/s/ ANDREW F. JACOBS

Andrew F. Jacobs
Capstead Mortgage Corporation
President and Chief Executive Officer

Address:	Capstead Mortgage Corporation One Lincoln Park, Suite 800 8401 N. Central Expressway Dallas, TX 75225-4410

ADVISOR:

By:	/s/ ANTHONY R. PAGE

Anthony R. Page

Address:	c/o Capstead Mortgage Corporation
One Lincoln Park, Suite 800
8401 N. Central Expressway
Dallas, TX 75225-4410

EXHIBIT A
SCOPE OF SERVICES
In compliance with all applicable laws and subject to the direction and control of the Company’s chief executive officer or chief financial officer, Advisor shall be responsible for the following services (the “Services”):
•	Performing and/or coordinating the performance of advisory services necessary to maximize the recovery of amounts invested in the CRE Notes;

•	Monitoring the status of and recommending strategies to maximize the recovery of amounts invested in the CRE Notes;

•	Providing the Company with time-critical information necessary to maximize the recovery of amounts invested in the CRE Notes;

•	Providing the Company with timely reports and other information, as appropriate or reasonably requested, on the CRE Notes, including cash flow, present value and impairment analyses;

•	Providing the Company with information necessary to satisfy ongoing regulatory disclosure requirements, provided that the Company shall be solely responsible for determining the nature and timing of any disclosure to be made relating to the CRE Notes; and

•	Attending meetings in person or as otherwise requested.